Exhibit 99.1

CONSENT OF INDEPENDENT VALUER

We hereby consent to the reference to our name and the description of our role in the valuation process of any properties owned by Cole Office & Industrial REIT (CCIT II), Inc. and its subsidiaries (collectively, the “Company”) referred to in the Company’s prospectus contained in Post-effective Amendment No. 6 to the Company’s Registration Statement on Form S-11 (SEC File No. 333-187470) in the text under the heading “Description of Shares – Valuation Policy.”

In giving such consent, we do not thereby admit we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

April 14, 2016	/s/ Cushman & Wakefield of Illinois, Inc.
Cushman & Wakefield of Illinois, Inc.